Exhibit 99.1
Granite Reports Fourth Quarter and Fiscal Year 2024 Results
•Q4 revenue increased 5% year-over-year to $977 million, and fiscal year revenue increased 14% year-over-year to $4.0 billion
•Q4 diluted EPS of $0.84 and adjusted diluted EPS (1) of $1.23, and fiscal year diluted EPS of $2.62 and adjusted diluted EPS (1) of $4.82
•Fiscal year operating cash flow of $456 million, or 11.4% of revenue
•Committed and Awarded Projects ("CAP") (2) of $5.3 billion

WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the quarter and year ended December 31, 2024.
Fourth Quarter 2024 Results
Net income totaled $41 million, or $0.84 per diluted share, compared to net income of $26 million, or $0.55 per diluted share, for the same period in the prior year. Adjusted net income (1) totaled $56 million, or $1.23 per diluted share, compared to adjusted net income (1) of $38 million, or $0.85 per diluted share, for the same period in the prior year.
•Revenue increased $43 million to $977 million compared to $934 million for the same period in the prior year.
•Gross profit increased $57 million to $151 million compared to $94 million for the same period in the prior year.
•Selling, general and administrative (“SG&A”) expenses totaled $84 million, or 8.6% of revenue, compared to $82 million, or 8.8% of revenue, for the same period in the prior year.
•Adjusted EBITDA (1) increased $33 million to $109 million compared to $76 million for the same period in the prior year.
"I want to thank our teams across the company for all of their hard work and dedication. 2024 was a record year for Granite,” said Kyle Larkin, Granite President and Chief Executive Officer. “We set company records for revenue, adjusted net income, adjusted EBITDA, operating cash flow and safety. We expect to continue our organic revenue growth, execute on M&A, expand margins and generate consistent cash flow as we drive toward our 2027 targets. Our markets continue to be robust, as high levels of public funding and strong private investment are creating attractive opportunities for both our construction and materials segments. Against this backdrop, I believe we can meet our organic growth guidance while also growing CAP during 2025. In addition, with $586 million in cash and marketable securities and revolver borrowing capacity, Granite is well positioned to capitalize on M&A opportunities and strategic investments.”
Fiscal Year 2024 Results
Net income totaled $126 million, or $2.62 per diluted share, compared to net income of $44 million, or $0.97 per diluted share, in the prior year. Adjusted net income (1) totaled $214 million, or $4.82 per diluted share, compared to adjusted net income (1) of $147 million, or $3.31 per diluted share, in the prior year.
•    Revenue increased $498 million to $4.0 billion compared to $3.5 billion in the prior year.
•    Gross profit increased $177 million to $573 million compared to $396 million in the prior year.
•SG&A expenses totaled $334 million, or 8.3% of revenue, compared to $294 million, or 8.4% of revenue, in the prior year.
•Adjusted EBITDA (1) increased $123 million to $402 million compared to $279 million for the same period in the prior year.
(1)Adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
(2)CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.

Fourth Quarter and Fiscal Year 2024 Segment Results (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended December 31,				Years Ended December 31,
	2024	2023	Change		2024	2023	Change
Revenue	$821,353	$793,727	$27,626	3.5%	$3,415,225	$2,992,254	$422,971	14.1%
Gross profit	$128,117	$72,034	$56,083	77.9%	$491,002	$325,055	$165,947	51.1%
Gross profit as a percent of revenue	15.6%	9.1%			14.4%	10.9%

Committed and Awarded Projects	December 31, 2024	September 30, 2024	Change - Quarter over Quarter		December 31, 2023	Change - Year over Year
Public	$4,120,821	$4,365,669	$(244,848)	(5.6)%	$4,368,904	$(248,083)	(5.7)%
Private	1,175,246	1,254,126	(78,880)	(6.3)%	1,176,850	(1,604)	(0.1)%
Total	$5,296,067	$5,619,795	$(323,728)	(5.8)%	$5,545,754	$(249,687)	(4.5)%
Construction revenue increased 3% and 14% year-over-year in the three months and year ended December 31, 2024, respectively. The revenue increase was driven by a strong market environment, revenue from acquired companies and more favorable weather conditions early in the year. Construction gross profit and gross profit margin increased significantly in both the three months and year ended December 31, 2024, respectively, driven by increased revenue and improved project execution across our higher quality project portfolio.
CAP totaled $5.3 billion, a decrease of $324 million sequentially and $250 million year-over-year. Bidding activity remained robust, and several significant project awards are expected to be added to CAP during the first half of 2025. Given the current market environment, we believe there are substantial opportunities to build CAP in 2025.

Materials Segment
	Three Months Ended December 31,				Years Ended December 31,
	2024	2023	Change		2024	2023	Change
Revenue	$155,950	$139,971	$15,979	11.4%	$592,349	$516,884	$75,465	14.6%
Gross profit	$22,635	$22,277	$358	1.6%	$81,695	$71,344	$10,351	14.5%
Gross profit as a percent of revenue	14.5%	15.9%			13.8%	13.8%
Cash gross profit(1)	$37,068	$30,529	$6,539	21.4%	$126,786	$98,110	$28,676	29.2%
Cash gross profit as a percent of revenue(1)	23.8%	21.8%			21.4%	19.0%
(1)Materials segment cash gross profit and cash gross profit as a percent of revenue are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
Materials revenue for the fourth quarter and fiscal year ended December 31, 2024, respectively, increased compared to the same periods in the prior year, driven primarily by acquired businesses and higher asphalt and aggregate prices. Gross profit margin decreased in the fourth quarter and was flat for the fiscal year ended December 31, 2024, year-over-year, mainly due to increased depreciation, depletion and amortization. Cash gross profit margin, which excludes depreciation, depletion and amortization, increased in both the fourth quarter and fiscal year ended December 31, 2024, respectively, demonstrating the progress made in 2024 by the materials business following the internal reorganization and the addition of acquired businesses.

Outlook
Our guidance for 2025 is described below:
•Revenue in the range of $4.2 billion to $4.4 billion
•Adjusted EBITDA margin in the range of 11.0% to 12.0%
•SG&A expense of approximately 9.0% of revenue, inclusive of an estimated $45 million of stock-based compensation expense
•Mid-20s effective tax rate for adjusted net income
•Capital expenditures of approximately $140 million to $160 million
We do not provide a reconciliation of forward-looking adjusted EBITDA margin or the most directly comparable forward-looking GAAP measure of net income attributable to Granite Construction Incorporated because we cannot predict with a reasonable degree of certainty and without unreasonable efforts certain components or excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the potential significance of the unavailable information.

“Our guidance reflects our belief in the strength of our project portfolio and market environment as we enter 2025,” said Executive Vice President and Chief Financial Officer Staci Woolsey. “The projected revenue growth is consistent with our 2027 organic revenue growth target of 6.0% to 8.0%. We also expect to continue to expand margins while maintaining SG&A discipline to reach our range of adjusted EBITDA margin of 11.0% to 12.0% in 2025, led by an increase in construction segment gross profit margin. Finally, we expect to invest in our business through capital expenditures in a range of $140 million to $160 million, including strategic materials investments of approximately $50 million.”

Conference Call
Granite will conduct a conference call today, February 13, 2025, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter and fiscal year ended December 31, 2024. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through February 20, 2025, by calling 1-877-344-7529, replay access code 7965862; international callers may dial 1-412-317-0088.
About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified vertically-integrated civil contractors and construction materials producers in the United States. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, X, Facebook and Instagram.
Forward-looking Statements
Any statements contained in this press release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, our expectation that we will continue our organic revenue growth, execute on M&A, expand margins and generate consistent cash flow, that high levels of public funding and strong private investment are creating attractive opportunities, our expectation to meet our organic growth guidance while growing CAP in 2025, that we are well positioned to capitalize on M&A opportunities and strategic investments, our expectation that several significant project awards will be added to CAP during the first half of 2025, our belief that there are substantial opportunities to build CAP in 2025, 2025 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, estimated stock based compensation expense, effective tax rate and capital expenditures, including strategic materials investments, our guidance, including our 2027 organic revenue growth target, continued expansion of margins while maintaining SG&A discipline to reach our Adjusted EBITDA margin guidance in 2025 led by an increase in construction segment gross margin, CAP and results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, our expectation that we will continue our organic revenue growth, execute on M&A, expand margins and generate consistent cash flow, that high levels of public funding and strong private investment are creating attractive opportunities, our expectation to meet our organic growth guidance while growing CAP in 2025, that we are well positioned to capitalize on M&A opportunities and strategic investments, our expectation that several significant project awards will be added to CAP during the first half of 2025, our belief that there are substantial opportunities to build CAP in 2025, 2025 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, estimated stock based compensation expense, effective tax rate and capital expenditures, including strategic materials investments, our guidance, including our 2027 organic revenue growth target, continued expansion of margins while maintaining SG&A discipline to reach our Adjusted EBITDA margin guidance in 2025 led by an increase in construction segment gross margin, CAP and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this press release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$578,330	$417,663
Short-term marketable securities	7,311	35,863
Receivables, net	511,742	598,705
Contract assets	328,353	262,987
Inventories	108,175	103,898
Equity in unconsolidated construction joint ventures	140,928	171,233
Other current assets	41,824	53,102
Total current assets	1,716,663	1,643,451
Property and equipment, net	716,184	662,864
Investments in affiliates	94,031	92,910
Goodwill	214,465	155,004
Intangible assets	127,886	117,322
Right of use assets	89,791	78,176
Deferred income taxes, net	—	8,179
Other noncurrent assets	66,635	55,634
Total assets	$3,025,655	$2,813,540

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$1,109	$39,932
Accounts payable	407,223	408,363
Contract liabilities	299,671	243,848
Accrued expenses and other current liabilities	323,956	337,740
Total current liabilities	1,031,959	1,029,883
Long-term debt	737,939	614,781
Long-term lease liabilities	73,638	63,548
Deferred income taxes, net	13,874	3,708
Other long-term liabilities	88,882	74,654
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,424,646 shares as of December 31, 2024 and 43,944,118 shares as of December 31, 2023	434	439
Additional paid-in capital	410,739	474,134
Accumulated other comprehensive income (loss)	(582)	881
Retained earnings	604,635	501,844
Total Granite Construction Incorporated shareholders’ equity	1,015,226	977,298
Non-controlling interests	64,137	49,668
Total equity	1,079,363	1,026,966
Total liabilities and equity	$3,025,655	$2,813,540

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Total revenue	$977,303	$933,698	$4,007,574	$3,509,138
Total cost of revenue	826,551	839,387	3,434,877	3,112,739
Gross profit	150,752	94,311	572,697	396,399
Selling, general and administrative expenses	84,467	81,987	334,162	294,466
Other costs, net	10,158	12,244	39,936	50,217
Gain on sales of property and equipment, net	(4,417)	(20,553)	(8,764)	(28,346)
Operating income	60,544	20,633	207,363	80,062
Other (income) expense:
Loss on debt extinguishment	—	—	27,552	51,052
Interest income	(6,534)	(6,251)	(24,349)	(17,538)
Interest expense	7,863	6,563	29,188	18,462
Equity in income of affiliates, net	(4,061)	(6,370)	(16,982)	(25,748)
Other income, net	(2,888)	(3,307)	(4,238)	(6,020)
Total other (income) expense, net	(5,620)	(9,365)	11,171	20,208
Income before income taxes	66,164	29,998	196,192	59,854
Provision for income taxes	19,113	8,289	55,749	30,267
Net income	47,051	21,709	140,443	29,587
Amount attributable to non-controlling interests	(5,568)	4,289	(14,097)	14,012
Net income attributable to Granite Construction Incorporated	$41,483	$25,998	$126,346	$43,599

Net income per share attributable to common shareholders:
Basic	$0.95	$0.59	$2.88	$0.99
Diluted	$0.84	$0.55	$2.62	$0.97
Weighted average shares outstanding:
Basic	43,644	43,934	43,846	43,879
Diluted	52,954	53,605	52,514	52,565

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Years Ended December 31,	2024	2023
Operating activities:
Net income	$140,443	$29,587
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	126,331	92,270
Amortization related to long-term debt	4,501	2,390
Loss on debt extinguishment	27,552	51,052
Gain on sales of property and equipment, net	(8,764)	(28,346)
Deferred income taxes	13,655	26,556
Stock-based compensation	19,595	10,477
Equity in net loss from unconsolidated construction joint ventures	5,102	18,617
Net income from affiliates	(16,982)	(25,748)
Other non-cash adjustments	3,958	5,695
Changes in assets and liabilities	140,952	1,157
Net cash provided by operating activities	$456,343	$183,707
Investing activities:
Purchases of marketable securities	$(10,977)	$(9,740)
Maturities of marketable securities	38,000	40,000
Purchases of property and equipment	(136,405)	(140,384)
Proceeds from sales of property and equipment	13,852	38,109
Acquisitions of businesses, net of cash acquired	(121,178)	(294,018)
Cash paid for purchase price adjustments on business acquisition	(13,183)	—
Collection of notes receivable	—	5,198
Other investing activities	1,335	1,545
Net cash used in investing activities	$(228,556)	$(359,290)
Financing activities:
Proceeds from issuance of convertible notes	$373,750	$373,750
Proceeds from long-term debt	—	305,000
Debt principal repayments	(310,498)	(305,118)
Capped call transactions	(46,046)	(53,035)
Redemption of warrants	(497)	(13,201)
Debt issuance costs	(10,474)	(10,865)
Cash dividends paid	(22,813)	(22,811)
Repurchases of common stock	(50,631)	(4,124)
Contributions from non-controlling partners	24,000	43,300
Distributions to non-controlling partners	(25,587)	(14,224)
Other financing activities, net	1,676	583
Net cash provided by (used in) financing activities	$(67,120)	$299,255
Net increase in cash and cash equivalents	$160,667	$123,672
Cash and cash equivalents at beginning of period	417,663	293,991
Cash and cash equivalents at end of period	$578,330	$417,663

Non-GAAP Financial Information
The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of loss on debt extinguishment, stock-based compensation expense and other costs, net, which include legal fees for the defense of a former Company officer in his ongoing civil litigation with the Securities and Exchange Commission, reorganization costs, strategic acquisition and divestiture expenses and non-cash impairment charges. In addition to the aforementioned costs, 2023 also included a litigation charge.
We provide adjusted income before income taxes, adjusted provision for income taxes, adjusted net income attributable to Granite Construction Incorporated, adjusted diluted weighted average shares of common stock and adjusted diluted earnings per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:
•Other costs, net as described above;
•Transaction costs which include acquired intangible amortization expense and acquisition-related depreciation;
•Stock-based compensation expense;
•Loss on debt extinguishment; and
•Income taxes related to establishment of valuation allowance in 2023.
We also provide materials segment cash gross profit to exclude the impact of the segment’s depreciation, depletion and amortization from the segment’s gross profit. Management believes that non-GAAP financial measures such as materials segment cash gross profit are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures.
Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies, and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
EBITDA:
Net income attributable to Granite Construction Incorporated	$41,483	$25,998	$126,346	$43,599
Net income margin(2)	4.2%	2.8%	3.2%	1.2%

Depreciation, depletion and amortization expense(3)	34,189	27,144	127,721	92,866
Provision for income taxes	19,113	8,289	55,749	30,267
Interest expense, net	1,329	312	4,839	924
EBITDA(1)	$96,114	$61,743	$314,655	$167,656
EBITDA margin(1)(2)	9.8%	6.6%	7.9%	4.8%

ADJUSTED EBITDA:
Other costs, net	$10,158	$12,244	$39,936	$50,217
Stock-based compensation(4)	2,267	1,847	19,595	10,477
Loss on debt extinguishment	—	—	27,552	51,052
Adjusted EBITDA(1)	$108,539	$75,834	$401,738	$279,402
Adjusted EBITDA margin(1)(2)	11.1%	8.1%	10.0%	8.0%
(1)We define EBITDA as GAAP net income attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of Other costs, net, loss on debt extinguishment and stock-based compensation, as described above.
(2)Represents net income, EBITDA and adjusted EBITDA divided by consolidated revenue of $977 million and $934 million, for the three months ended December 31, 2024 and 2023, respectively, and $4.0 billion and $3.5 billion for the fiscal year ended December 31, 2024 and 2023, respectively.
(3)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the consolidated statements of operations.
(4)In the first quarter of 2024, we revised the adjusted EBITDA calculation to exclude the impact of stock-based compensation expense. Prior period adjusted EBITDA calculations have been recast to conform to current presentation.

GRANITE CONSTRUCTION INCORPORATED
ADJUSTED NET INCOME RECONCILIATION
(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Income before income taxes	$66,164	$29,998	$196,192	$59,854
Other costs, net	10,158	12,244	39,936	50,217
Transaction costs	6,059	1,660	21,436	6,706
Stock-based compensation(1)	2,267	1,847	19,595	10,477
Loss on debt extinguishment	—	—	27,552	51,052
Adjusted income before income taxes	$84,648	$45,749	$304,711	$178,306

Provision for income taxes	$19,113	$8,289	$55,749	$30,267
Tax expense to establish valuation allowance	—	—	—	(1,542)
Tax effect of adjusting items(2)	4,308	4,095	20,902	16,215
Adjusted provision for income taxes	$23,421	$12,384	$76,651	$44,940

Net income attributable to Granite Construction Incorporated	$41,483	$25,998	$126,346	$43,599
After-tax adjusting items	14,176	11,656	87,617	103,779
Adjusted net income attributable to Granite Construction Incorporated	$55,659	$37,654	$213,963	$147,378

Diluted weighted average shares of common stock	52,954	53,605	52,514	52,565
Less: dilutive effect of convertible notes(3)	(7,830)	(9,099)	(8,103)	(8,103)
Adjusted diluted weighted average shares of common stock	45,124	44,506	44,411	44,462

Diluted net income per share attributable to common shareholders	$0.84	$0.55	$2.62	$0.97
After-tax adjusting items per share attributable to common shareholders	0.39	0.30	2.20	2.34
Adjusted diluted net income per share attributable to common shareholders	$1.23	$0.85	$4.82	$3.31
(1)In the first quarter of 2024, we revised the adjusted net income calculation to exclude the impact of stock-based compensation expense. Prior period adjusted net income and diluted net income per share calculations have been recast to conform to current presentation.
(2)The tax effect of adjusting items was calculated using the Company’s estimated annual statutory tax rate. The tax effect of adjusting items for the fiscal year ended December 31, 2024 includes an immaterial amount of the loss on debt extinguishment as it was almost entirely non-tax deductible. In addition, the fourth quarter and fiscal year ended December 31, 2024 excludes $2 million of non-cash impairment charges included in “Other costs, net,” which were non-tax deductible. The fiscal year ended December 31, 2023 excludes the $51 million loss on debt extinguishment and $5 million of non-cash impairment charges included in “Other costs, net” which were non-tax deductible.
(3)When calculating diluted net income attributable to common shareholders, GAAP requires that we include potential share dilution from the convertible notes when not antidilutive. Granite entered into capped call transactions relating to both the 3.75% and 3.25% convertible notes to offset the dilutive impact of the convertible notes. The impact of the capped call transactions was excluded from the GAAP diluted net income attributable to common shareholders calculation as the impact would be antidilutive. For the purpose of calculating our adjusted diluted net income per share attributable to common shareholders, the dilutive effect of the convertible notes is removed to reflect the impact of the capped call transactions.

GRANITE CONSTRUCTION INCORPORATED
MATERIALS SEGMENT CASH GROSS PROFIT RECONCILIATION
(Unaudited - in thousands)

	Three Months Ended December 31,			Years Ended December 31,
	2024	2023	2022	2024	2023	2022
Gross profit	$22,635	$22,277	$24,648	$81,695	$71,344	$65,613
Gross profit as a percent of revenue	14.5%	15.9%	19.9%	13.8%	13.8%	13.2%
Depreciation, depletion and amortization	14,433	8,252	5,785	45,091	26,766	23,948
Cash gross profit	$37,068	$30,529	$30,433	$126,786	$98,110	$89,561
Cash gross profit as a percent of revenue	23.8%	21.8%	24.5%	21.4%	19.0%	18.0%

Contacts:
Investors
Wenjun Xu, 831-761-7861
Or
Media
Erin Kuhlman, 831-768-4111
Source: Granite Construction Incorporated